Exhibit 10.3

FIRST AMENDMENT
TO THE
EDWARDS LIFESCIENCES TECHNOLOGY SARL
RETIREMENT SAVINGS PLAN

The Administrative and Investment Committee (the “Committee”), hereby adopts this amendment to the Edwards Lifesciences Technology Sarl Retirement Savings Plan (the “Plan”) pursuant to the authority set forth in Section 10.1 of the Plan:
WITNESSETH
WHEREAS, the Plan was amended and restated effective January 1, 2011;
WHEREAS, the PR Internal Revenue Code was signed into law January 31, 2011, with effective date retroactive to January 1, 2011, and has been subsequently amended, with such amendments also having an effective date of January 1, 2011;
WHEREAS, the Committee desires to amend the Plan for the first time since it was restated and amended effective January 1, 2011, as set forth herein;
NOW THEREFORE, RESOLVED, the Committee hereby amends the Plan, as set forth herein:
“2.7    “Catch-up Contributions” shall mean Salary Deferrals made by an Eligible Catch-up Contribution Participant that are properly characterized as catch-up contributions in accordance with Section 1081.01(d)(7)(C) of the PR Code and subject to the limits established in Section 4.5. An Eligible Catch-up Contribution Participant means a Participant who has attained at least age 50 by the close of the Plan Year.
“2.8    “Catch-up Contribution Account” means the account established for a Participant under Section 6.1(h) to hold Company contributions made as a result of his Catch-up Contribution Election
“2.9    “Catch-up Contribution Election” shall mean the agreement between the Participant and the Employer whereby the Participant elects and directs the Employer to contribute in whole multiples of 1% (limited by the amount required to be withheld for employment tax and other benefit withholdings purposes) certain amount of his/her Compensation to the Plan’s trust as Catch-up Contribution.
“2.14    Compensation means the amount determined with respect to a Participant in accordance with the following definitions:
(a) Compensation. Except as required by (b) or (c) below, “Compensation” means the amounts paid by an Employer during the Plan Year to an Employee for services which is included in such Compensation under the rules set forth in Section 2.14(a)(i) below, other than such Compensation which is excluded under the rules set forth in Section 2.14(a)(ii) below.

(i)Included Pay. For purposes of this subsection 2.14(a), Compensation includes the items described in (A) and (B), below:

(A)	The portion of such earnings of an Employee which are required to be reported for purposes of FICA withholdings, including:

1.
bonuses, including incentive bonuses under the Edwards LifeSciences Technology SARL Bonus Plan; payments in lieu of salary increases; bonuses paid to sales representatives if included in the compensation plan; and other bonuses under bonus plans approved by the Company or its delegate as constituting Compensation hereunder, other than bonuses described in Section 2.14(a)(ii)(C)(7);

2.	call in pay;

3.	commission pay;

4.	double time pay;

5.	draws toward commissions;

6.	funeral pay;

7.	holiday pay, including Christmas bonuses;

8.	jury duty pay;

9.	lead pay

10.	mileage pay for long haul truckers;

11.	military pay (including, effective as of January 1, 2009, “differential wage payments”; to the extent required by US Code Section 414(u)

12.	on-call (beeper) pay;

13.	overtime pay;

14.	paid absences;

15.	retroactive pay;

16.	salary or other regular pay;

17.	shift differentials;

18.	sick pay or other short-term disability pay;

19.	straight time pay; and,

20.	vacation pay.

(B)
Amounts treated as salary or cash or deferred contributions under a cafeteria plan described in Section 1032.06. Effective for plan years after January 1, 2011, for purposes of measuring contribution limitations Compensation is expanded to include salary reductions not included in gross income under PR Code Section 1081.01.

(ii)Excluded Pay. For purposes of this Section 2.11(a), an Employee’s Compensation shall exclude:

(A)
Amounts required to be reported on such form as imputed income arising from an Employer’s moving expense reimbursement policies, an Employer’s life insurance plans or an Employer’s other fringe benefit plans;

(B)	Amounts paid to replace benefits not provided under any qualified plan due to the contribution or benefit limitations or non-discrimination restrictions; and,

(C)	The following amounts paid, accrued or imputed:

1.	attendance awards;

2.	automobile allowances;

3.	business expense reimbursements;

4.	cash prizes or awards;

5.	gifts;

6.	contest pay;

7.	deferred compensation (including deferred bonuses);

8.	discretionary awards;

9.	employee referral awards;

10.	executive perquisite allowances;

11.	flex credits;

12.	flex cash;

13.	hiring bonuses;

14.	income from sale of stock;

15.	income from the exercise of stock options;

16.	interest earnings on deferred compensation, including deferred bonuses;

17.	invention fees and awards;

18.	long term disability pay;

19.	mortgage differential payments;

20.	noncash prizes or awards;

21.	pay for unused sick time;

22.	performance shares;

23.	promotional awards;

24.	relocation expense reimbursements;

25.	restricted stock rights;

26.	retention bonuses;

27.	severance pay;

28.	stock appreciation rights;

29.	tax equalization payments to expatriates;

30.	technical achievement awards;

31.	travel allowances;

32.	tuition reimbursements;

33.	workers’ compensation benefits; and

34.
Income paid after severance from employment, except for payments to an individual who does not currently perform services for the Company by reason of qualified military service (within the meaning of Code section 414(u)(1), which is incorporated herein by reference, to the extent these payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Company rather than entering qualified military service.

(b) Compensation of Commissioned Sales Representatives. Except as provided in Section 2.14(c) below, the definition of Compensation set forth in Section 2.14(a) shall apply with respect to an Employee who is a commissioned sales representative receiving Compensation without reimbursement for expenses under Pay Plan D, except that only eighty-five percent (85%) of the amounts included in Compensation shall be recognized.

(c) “Compensation” for Determining Highly Compensated Employees. For purposes of determining whether an Employee is a Highly Compensated Employee, “Compensation” means the compensation paid by an Employer during the Plan Year to an Employee for personal services rendered and which is reportable as taxable income for purposes of FICA purposes. Compensation also includes items described in Section 2.14(a)(i)(B).

(d) Maximum Amount of "Compensation." The annual Compensation for each Employee that can be taken into account under the Plan, including the alternative definitions of "Compensation" described in (a), (b) and (c) above, for purposes of determining contributions or benefits under the Plan shall not exceed the applicable limit under Section 401(a)(17) of the Code, as adjusted by the IRS.

(e) Treatment of Differential Wage Payments. Effective as of January 1, 2009, a Participant receiving "differential wage payments" (as defined under Code section 3401(h)(2), which is incorporated herein by reference) from the Company is treated as an Employee, and the differential wage payments are treated as Compensation.

“2.25    Employer means:

a.
Controlled Group. The Company and any corporation, trade or business, if it and the Company are members of a controlled group of corporations or under common control as defined in Section 1010.04 of the PR Code and have employees who are bona fide residents of PR.

b.
Affiliated Service Group. The Company and an organization, if it and the Company are members of an affiliated service group as defined in Section 1081.01(a)(14) of the PR Code and have employees who are bona fide residents of PR; or,

c.
Other Related Organizations. The Company and any other organization described in applicable regulations issued under Section 1010.05 of the PR Code and have employees who are bona fide residents of PR.

“2.30    Highly-Compensated Employee” shall mean a Participant if either:
(a) during the current Plan Year, Participant was an officer of the sponsoring Employer;

(b) during the current Plan Year, Puerto Rico Participant owns more than five-percent (5%) of shares with voting rights or owns more than five percent (5%) of the total value of all classes of the corporation that is the sponsoring employer;

(c) during the current Plan Year, Puerto Rico Participant owns more than five-percent (5%) of the capital or interest in the profits of the Employer, in the case on an entity other than a corporation; and,

(d) during the preceding year, the Puerto Rico Participant received Compensation from the Employer in excess of the applicable limit for the particular taxable year under Section 414(q)(1)(B) of the Code, as adjusted by the Internal Revenue Service

To determine if an employee owns more than five-percent (5%) of shares, capital stock or profits, there shall be taken into consideration the rules for the controlled group of the employer, the group of related entities and affiliated service group as defined under the PR Code.
“4.5    Catch-up Contributions. A Participant who will be at least age 50 during the Plan Year may contribute to the Plan an additional amount of Compensation (referred to as Catch-up Contributions), up to the limit described in Section 1081.01(d)(7)(C), as in effect for the Plan Year in which the Catch-up Contribution is made, consistent with procedures established by the Committee. For Catch-up Contribution purposes, the salary reduction election percentages shall be made in whole multiples of 1% limited by the amount required to be withheld for employment tax and other benefit withholdings purposes and will be applicable to all subsequent payroll periods within such Plan Year after the execution of the Election. The Catch-up Contribution Election shall only be effective with respect to a payroll period during which the Participant’s Deferral Elections (excluding Catch-up Contributions) exceed the applicable limit under the PR Code. These amounts shall not affect the actual deferral percentage tests of Section 1081.01(d). This additional contribution shall not be taken into account for purposes of the limit established for cash or deferred payments for those cases in which the participant of a plan containing a cash or deferred contribution arrangement also makes contributions to an individual retirement account. For taxable years beginning after December 31, 20011, the maximum catch-up contribution allowed is $1,500.

“5.9    Rollover Contribution. On such forms and in such manner as prescribed by the Committee, an Eligible Employee may elect, subject to the approval of the Committee, to make a Rollover Contribution. No rollover election will become effective unless the Participant properly selects the Plan investment fund or funds to which the Rollover Contribution is to be allocated (in the manner described in Article VI). A Participant who has previously made an investment election applicable to his Salary Deferral must apply the same election to his Rollover Contributions and any election to the contrary shall be disregarded.

Rollover contributions shall only be allowed from another PR qualified plan.

“6.1    Accounts. The Trustee will maintain the following accounts under the Plan:
(a) …
(b) …
(h) a Catch-up Contribution Account for each Participant for whom Catch-up Contributions are made.
“6.3    Limits on Annual Additions or Annual Contributions. For taxable years beginning January 1, 2013, employer and participant employee annual contributions and other additions in relation to a participant, excluding rollover contributions from another qualified retirement plan shall not exceed the lesser of:

i.	the applicable limit for a particular taxable year under Section 415(c) of the Code, as adjusted by the Internal Revenue Service, or,

ii.	100% of participant’s compensation paid by the employer during calendar year.

For these purposes compensation will be computed based on calendar year basis and will include CODA contributions. All defined contribution plans maintained by the Employer shall be grouped together and treated as a single plan.

“7.7    Distributions to Incapacitated or Disabled Persons. If the Committee determines that a Participant or Beneficiary is incapacitated or disabled to the extent that he is unable to manage his financial affairs, the Committee may (until a claim is made by a conservator or other person legally responsible for the care of the person or of his estate) make any payment due to such person under the Plan to any person or entity that is appointed tutor or legal guardian by court of competent jurisdiction for the benefit of the incapacitated Participant or Beneficiary. Once a proper claim has been made to the Committee, any payments to which the incapacitated Participant or Beneficiary is entitled will be made to the legal guardian or other person legally charged with the care of the person or of his estate.
“7.13    Loans to Participants. Loans shall be extended to Participants who are Employees of Participating Employers (those Employees classified as Section 16(b) officers of the Company must obtain permission from the Company in order to receive a loan under this Section), but excluding: (i) Participants, located outside Puerto Rico who, at the time the loan is made, are not receiving regular payments of compensation under a Puerto Rico payroll system, (ii) those Employees that according to ERISA are classified as Parties in Interest, (iii) Participants who have a domestic relations order pending with the Plan, (iv) those individuals who are receiving benefits under the Company’s long term disability plan, and (v) Participants who are on an unpaid leave of absence or severance. Loans to Participants are subject to the following rules:
(a) Authority. The Committee, upon request by a Participant in the manner described in subsection (n) below, shall direct the Trustee to make a loan from the Trust Fund to a Participant.
(b) …
…
(k)     Repayment Terms. All Plan loans shall be repaid under a written repayment schedule by payroll deduction and shall be evidenced by a written promissory note payable to the Trustee. If a Participant with an outstanding loan incurs a Termination of Employment thereby making payroll deductions impossible, then, unless the Participant elects to roll over such loan and the transferee plan agrees to accept such roll over, the Participant must repay the entire outstanding balance of the loan upon the earlier of (1) the expiration of the original term of the loan, and, (ii) the date which is 90 days after such Termination of Employment. Notwithstanding anything herein to the contrary, a Participant that maintains an outstanding loan with the Plan, and such Participant is transferred from the Company to a related organization as described in Sections 1010.04, 1010.05 and 1081.01(a)(14) of the PR Code that is not a Participating Employer of the Plan, such transferred employee may make monthly loan repayments until expiration of the original term of the loan by personal check. In no event shall principal and interest payments be less frequent than quarterly on a level amortization basis in substantially non-increasing installments. Loans may be prepaid in full at any time. Loan repayments under this Plan may be suspended with respect to a Participant in military service to the extent required by USERRA.
…
(m)    Events of Default. In the event of a default in payment of either principal or interest that is due under the terms of any loan, the Plan Administrator shall declare the full amount of the loan due and shall be considered a taxable distribution to the participant or beneficiary. With respect to a Participant who terminates employment, default will be deemed to have occurred if any loan is not rolled over or paid in full within 90 days following participant’s termination of employment, as described in subsection (k) above. With respect to a Participant who is an Employee on an unpaid leave of absence, default will be deemed to have occurred if any payment is not made within one year following the due date for any payment of principal and/or interest for which no payment is made by the Participant. The Trustee may offset amounts owed by the Participant against Plan benefits owed to him or her without being in violation of Section 7.13.
RESOLVED FURTHER, the above amendments shall be effective January 1, 2011, or as required by the PR Code.
IN WITNESS WHEREOF, the Company and the Trustee have executed this Amendment this 25th day of June of 2013.
Administrative and Investment Committee
Edwards Lifesciences Technology Sarl Retirement Savings Plan

By:	/s/ Christine Z. McCauley
Christine Z. McCauley
Corporate Vice President, Human Resources